EXHIBIT 2.1



                            Asset Purchase Agreement

                          dated as of January 31, 1997
             but effective for all purposes as of December 31, 1996

                                  by and among

                       COLORADO THERAPISTS ON CALL, INC.,
                             a Colorado corporation

                    PROFESSIONAL HEALTHCARE PROVIDERS, INC.,
                            a California corporation,

                                CORESTAFF, INC.,
                             a Delaware corporation

                                       and

                      INTERNATIONAL NURSING SERVICES, INC.,
                             a Colorado corporation




                        Covering the Purchase of certain

                                of the Assets of

                        COLORADO THERAPISTS ON CALL, INC.
                                       and
                     PROFESSIONAL HEALTHCARE PROVIDERS, INC.


THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into this 31st day of January 1997, but effective for all purposes December 31, 1996, by and among COLORADO THERAPISTS ON CALL, INC. ("CTOC"), a Colorado corporation, and PROFESSIONAL HEALTHCARE PROVIDERS, INC. ("PHP"), a California corporation (collectively referred to herein as the "Seller"), CORESTAFF, INC., a Delaware corporation ("COREStaff") and INTERNATIONAL NURSING SERVICES, INC., a Colorado corporation (the "Purchaser").

                               W I T N E S S E T H

     WHEREAS, Seller is the owner of all right, title and interest in and to the assets described on Schedule 2.1 hereto (the "Assets"), with such assets being substantially all of the assets currently used in the physical therapy and other related service businesses operated by the Seller (the "Business") on the date hereof;

     WHEREAS, Seller desires to sell the Assets to Purchaser and Purchaser desires to acquire the Assets from Seller, all pursuant to this Agreement as hereinafter provided; and

     WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement, and to set forth certain additional agreements related to the transactions contemplated hereby;

     NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. GENERAL DEFINITIONS. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

     1.1 Affiliate of any Person shall mean any Person Controlling, Controlled by or under common Control with such Person.

     1.2 Best Knowledge of Seller means the actual knowledge of COREStaff and after reasonable investigation of any matter disclosed to COREStaff by Barry McDonald.

     1.3 Control and all derivations thereof shall mean the possession, direct or indirect, of either (i) the ownership of or ability to direct the voting of, as the case may be, fifty percent (50%) or more of the equity interests, value or voting power in any Person or (ii) the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     1.4 Governmental Authority shall mean any and all federal, state or local governments.

     1.5 Governmental Requirement shall mean any and all laws, statutes, ordinances, codes, rules, regulations, orders, judgments, writs, injunctions, decrees, or decisions, promulgated, issued, passed or set forth by any Governmental Authority.

     1.6 Person shall mean any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority or Governmental Requirement, including, but not limited to, corporations, partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

     1.7 Taxes. "Tax" and "Taxes" shall mean any and all income, excise, franchise or other taxes and all other charges or fees imposed or collected by any Governmental Authority or pursuant to any Governmental Requirement, and shall also include any and all penalties, interest, deficiencies, assessments and other charges with respect thereto.

     2. PURCHASE AND SALE OF THE ASSETS; CLOSING DATE.

     2.1 Purchase and Sale. Seller hereby sells, assigns, transfers and delivers to Purchaser all right, title and interest in and to the Assets (as more fully described on Schedule 2.1 hereto), free and clear of any liens or encumbrances of any nature whatsoever (except for any liens, encumbrances or obligations, if any, expressly assumed by Purchaser hereunder). Purchaser hereby purchases from Seller the Assets in consideration for the Purchase Price (as hereinafter defined) payable as set forth in Section 3 below. The Assets shall not include any of the assets listed on Exhibit A-1 to Schedule 2.1 hereto (collectively, the "Excluded Assets").

     2.2 Delivery of Assets and Transfer Documents. At the Closing (hereinafter defined in Section 2.3), Seller shall have taken all steps necessary to put Purchaser in possession of the Assets, free and clear of any liens or encumbrances of any nature whatsoever (except for liens, encumbrances or obligations, if any, expressly assumed by Purchaser hereunder), and have delivered to Purchaser (i) a duly executed general warranty bill of sale covering the Assets, in the form of and containing the same terms and provisions as the General Warranty Bill of Sale attached hereto as Attachment 2.2, (ii) duly executed assignments for all confidentiality and/or non-solicitation agreements, patents, trademarks, trade names and similar intangible property included in the Assets, in form and substance acceptable to Purchaser and in recordable form as appropriate, and (iii) such other duly executed transfer and release documents which Purchaser has reasonably requested to evidence the transfer of the Assets to Purchaser free and clear of any liens or encumbrances of any nature whatsoever (except for liens, encumbrances or obligations, if any, expressly assumed by Purchaser hereunder).

     2.3 Closing; Closing Date. Subject to the terms and conditions herein contained, the consummation of the transactions referred to above shall take place (the "Closing") at the offices of Purchaser's counsel, LeBouef, Lamb, Greene & MacRae, 633 17th Street, Suite 2800, Denver, Colorado 80202, commencing at 9:00 a.m. local time on January 31, 1997 (the "Closing Date").

     3. PURCHASE PRICE.

     3.1 Price and Payment. (a) The aggregate consideration for the Assets and the Non- Competition Agreements (set forth in Section 13 below) shall be an amount equal to the sum of (i) $2,000,000 payable by wire transfer or delivery of other immediately available funds (the "Cash Portion of the Purchase Price"),
(ii) the value of the Discharged Liabilities (as hereinafter defined), and (iii) the value of the Assumed Liabilities and Obligations (as hereinafter defined). The Cash Portion of the Purchase Price, the Discharged Liabilities and the Assumed Liabilities and Obligations are collectively referred to herein as the "Purchase Price."

     (b) At the Closing, the Purchaser shall cause the Purchase Price to be paid as follows:

     (1) Payment of the Cash Portion of the Purchase Price;

     (2) Payment of the Discharged Liabilities; and,

     (3) Assumption of the Assumed Liabilities and Obligations.

     3.2 Discharged Liabilities. Purchaser hereby agrees to discharge at the Closing all liabilities of Seller listed on Schedule 3.2 (the "Discharged Liabilities").

     3.3 Assumed Obligations. Purchaser hereby assumes the obligations of Seller under all contracts and agreements transferred by Seller to Purchaser under this Agreement that are listed and described on Schedule 3.3 hereto and the 1996 expenses paid or to be paid in 1997 related to the operations of Seller on or before December 31, 1996 listed on Schedule 3.3 up to a maximum of $175,000 (the "Assumed Liabilities and Obligations"); provided that Purchaser specifically does not assume any liabilities of Seller under such contracts or agreements with respect to any breaches of such contracts or agreements occurring on or before the Closing Date or any damages to third parties resulting from acts, events or omissions occurring on or before the Closing Date.

     3.4 Excluded Liabilities and Obligations. (a) Except as expressly set forth in Sections 3.2 and 3.3 above, the Purchaser shall not assume and shall not be liable or responsible for any debt, obligation or liability of the Business, the Seller, or any Affiliate of the Seller, or any claim against any of the foregoing parties, of any kind, whether known or unknown, contingent, absolute or otherwise.

     (b) Except for the Discharged Liabilities and the Assumed Liabilities and Obligations expressly provided for in Sections 3.2 and 3.3 hereof, COREStaff and the Seller shall promptly pay and discharge when due all liabilities and obligations related to or arising from the Business prior to the Closing Date and shall jointly and severally forever defend, indemnify and hold harmless the Purchaser from and against any and all liabilities, obligations, losses, claims, damages (including incidentals and consequential damages), costs and expenses (including court costs and reasonable attorney's fees) related to or arising from the Business prior to the Closing Date.

     3.5 Transfer Taxes. Purchaser and Seller acknowledge and agree that the Purchase Price and any adjustments thereto, includes and is inclusive of any and all sales, use, transfer or other similar tax imposed as a result of the consummation of the transactions contemplated by this Agreement, and COREStaff and the Seller hereby jointly and severally agree to pay and discharge, and to indemnify Purchaser against, and protect, save and hold Purchaser harmless from, any liability, obligation, claim, assessment or deficiency (whether or not ultimately successful) for any and all sales, use, transfer or other similar taxes (and any and all interest, penalties, additions to tax and fines thereon or related thereto) resulting or arising from or incurred in connection with the consummation of the transactions contemplated by this Agreement.

     3.6 Allocation of Purchase Price. The Purchase Price shall be allocated as set forth in Schedule 3.6 attached hereto, and made a part hereof.

     4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller, and with respect to
Section 4.9 only, COREStaff, hereby represents and warrants to Purchaser as follows:

     4.1 Incorporation. Each of the Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its respective incorporation, and is duly authorized, qualified and licensed under all applicable Governmental Requirements to carry on its business in the places and in the manner as now conducted, except when the failure to be licensed under all applicable Governmental Requirements does not have a material adverse effect on the Business of Seller. The Seller is qualified to do business in every jurisdiction in which the failure to so qualify might reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, or business prospects of Seller.

     4.2 Share Capital. COREStaff owns, in the aggregate, all of the outstanding capital stock of the Seller, and except as listed on Schedule 4.2 hereto, there are no options, rights or other grants currently outstanding for the acquisition or purchase of any shares of the capital stock of Seller.

     4.3 Employee Matters. Schedule 4.3(A) hereto, sets forth a complete list of the names of and current annual compensation paid by Seller to each corporate (non-temporary) employee of Seller utilized in connection with the operation of the Business.

     4.4 Contracts and Agreements. Schedule 4.4 hereto, sets forth a complete list of and briefly describes all of the following contracts, agreements, leases, licenses, plans, arrangements or commitments, written or oral, that relate to the Assets or the Business (including all amendments, supplements and modifications thereto):

     (a) all contracts, agreements, or commitments in respect of the sale of services in excess of $300,000;

     (b) all sales or agency agreements or franchises or legally enforceable commitments or obligations with respect thereto;

     (c) all collective bargaining agreements, union agreements, employment agreements, non-solicitation agreements, confidentiality agreements, consulting agreements or agreements providing for the services of an independent contractor;

     (d) all leases related to the Assets or the Business, and all other contracts, agreements or legally enforceable commitments relating to or affecting the Assets or the Business;

     (e) all consent decrees and other judgments, decrees or orders, settlement agreements and agreements relating to competitive activities, requiring or prohibiting any future action; and

     (f) all contracts, commitment and agreements entered into outside the ordinary course of the operation of the Business.

Except as set forth on Schedule 4.4 hereto, to the Best Knowledge of the Seller, all of such contracts, agreements, leases, licenses, plans, arrangements, and commitments (collectively, the "Contracts") are valid, binding and in full force and effect in accordance with their terms and conditions and there is no existing default thereunder or breach thereof by Seller, or, to the Best Knowledge of Seller, by any other party to the Contracts, or any conditions which, with the passage of time or the giving of notice or both, might constitute such a default by Seller, or, to the Best Knowledge of Seller, by any other party to the Contracts, and the Contracts will not be breached by or give any other party a right of termination as a result of the transactions contemplated by this Agreement. Copies of all of the documents (or in the case of oral commitments, descriptions of the material terms thereof) relevant to the Contracts listed in Schedule 4.4 hereto, have been delivered by Seller to Purchaser. Except as set forth on Schedule 4.4A hereto, the Assets may be assigned to Purchaser without the approval or consent of any Person.

     4.5 Effect of Agreement. Except as set forth on Schedule 4.5 hereto, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any breach of any of the terms or conditions of, or constitute a default under, the Certificate of Incorporation or other charter documents or bylaws of Seller, or any commitment, mortgage, note, bond, debenture, deed of trust, contract, agreement, license or other instrument or obligation to which Seller is now a party or by which Seller or any of its properties or assets may be bound or affected; (ii) cause Purchaser to lose the benefit of any material right or privilege included in the Assets; (iii) relieve any Person of any material obligation (whether contractual or otherwise) or enable any Person to terminate any such obligation or any right or benefit enjoyed by Seller or to exercise any right under any agreement in respect of the Assets or the Business; or (iv) require notice to or the consent, authorization, approval or order of any Person (except as may be contemplated by the last sentence of Section 4.4 hereof).

     4.6 Properties, Assets and Leasehold Estates. Except as set forth in
Schedule 4.6 hereto, Seller has good and marketable title to all the Assets, free and clear of all mortgages, liens, pledges, conditional sales agreements, charges, easements, covenants, assessments, options, restrictions and encumbrances of any nature whatsoever. All leases to which real property is leased in connection with the Business are in good standing, valid and enforceable with respect to their terms.

     4.7 Intangible Property. Except as set forth on Schedule 4.7 hereto, the operation of the Business as now conducted by Seller does not require the use of or consist of any rights under any patents, inventions, trademarks, trade names, brand names or copyrights. Seller owns and has the full and exclusive right to use in connection with the Business all of the items listed on Schedule 4.7 hereto, which items are in full force and effect. Seller has not transferred, encumbered or licensed to any Person any rights to own or use any portion of the items listed on Schedule 4.7 hereto or any other intangible property included in the Assets. None of the items listed on Schedule 4.7 violates or infringes upon any patents, inventions, trademarks, trade names, brand names or copyrights owned by others.

     4.8 Suits, Actions and Claims. Except as set forth in Schedule 4.8 hereto,
(i) there are no suits, actions, claims, inquiries or investigations by any Person, or any legal, administrative or arbitration proceedings in which Seller is engaged or which are pending or, to the Best Knowledge of Seller, threatened against or affecting Seller or any of its properties, assets or business, or to which Seller is or might become a party, or which question the validity or legality of the transactions contemplated hereby, (ii) no basis or grounds for any such suit, action, claim, inquiry, investigation or proceeding exists, and
(iii) there is no outstanding order, writ, injunction or decree of any Governmental Authority against or affecting Seller or any of its properties, assets or business.

     4.9 Authorization. COREStaff and Seller have full legal right, power and authority to enter into and deliver this Agreement and to consummate the transactions set forth herein and to perform all the terms and conditions hereto to be performed by it. The execution and delivery of this Agreement by COREStaff and Seller and the performance by them of the transactions contemplated herein have been duly and validly authorized by all requisite action of COREStaff and Seller, and this Agreement has been duly and validly executed and delivered by COREStaff and Seller and is the legal, valid and binding obligation of COREStaff and Seller, enforceable against them in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting generally the rights of creditors or by principles of equity.

     4.10 Work-In-Progress. Except as set forth on Schedule 4.10 hereto, Seller has not received any payments with respect to any work-in-progress.

     4.11 Brokers and Finders. No broker or finder has acted for Seller in connection with this Agreement or the transactions contemplated by this Agreement and no broker or finder is entitled to any brokerage or finder's fee or to any commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Seller.

     4.12 Deposits. Seller does not now hold, nor does Seller expect to receive between the date hereof and the Closing Date, any deposits or prepayments by third parties with respect to any of the Assets or the Business.

     4.13 Telephone Numbers. Schedule 4.13 sets forth all telephone numbers used by Seller in connection with the Business that are included in the Assets.

     4.14 Customer List. Schedule 4.14 hereto sets forth a true, correct and complete list of all customers of the Business to which Seller has sold or provided services in excess of $100,000 during the calendar years 1995 and/or 1996.

     5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller as follows:

     5.1 Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

     5.2 Authorization. Purchaser has full legal right and corporate power to enter into and deliver this Agreement and to consummate the transactions set forth herein and to perform all the terms and conditions hereof to be performed by it. This Agreement has been duly executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency, or other laws affecting generally the rights of the creditors or by principals of equity. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of the transactions contemplated herein have been duly and validly authorized by all requisite corporate action of Purchaser.

     5.3 Brokers and Finders. No broker or finder has acted for Purchaser or any Affiliate in connection with this Agreement or the transactions contemplated by this Agreement and no broker or finder is entitled to any brokerage or finder's fee or to any commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser or any Affiliate.

     5.4 Sophistication. The Purchaser is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Assets.

     5.5 Information. The Purchaser confirms that the Seller has made available to the Purchaser and its representatives and agents the opportunity to ask questions of the officers of COREStaff and the Seller and to acquire such additional information about the Business and the financial condition of the Seller as the Purchaser has requested. 6. PRE-CLOSING COVENANTS. The parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     6.1 General. Each of the parties will use its best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 7 below).

     6.2 Notices and Consents. The Seller will give any notices to third parties, and the Seller will use its best efforts to obtain any third party consents as set forth in Schedule 6.2 in connection with the matters pertaining to the Seller disclosed or required to be disclosed by this Agreement. Each of the parties will take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that it may be required to give, make or obtain.

     6.3 Operation of Business. The Seller will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the ordinary course of business.

     6.4 Preservation of Business. The Seller will keep the business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers and customers.


     6.5 Full Access. The Seller will permit representatives of the Purchaser to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, books, records, contracts, tax records, and documents of or pertaining to the Seller.

     7. CONDITIONS TO OBLIGATION TO CLOSE.

     7.1 Conditions to Obligation of the Purchaser. The obligations of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

     (a) the representations and warranties set forth in Section 4 hereof shall be true and correct in all material respects at and as of the Closing Date;

     (b) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

     (c) the Seller shall have procured all of the third party consents specified in Section 6.2 above.

     (d) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of the Purchaser to own, operate, or control the Assets (and no such judgment, order decree, stipulation, injunction, or charge shall be in effect);

     (e) the Seller shall have delivered to the Purchaser a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 7.1(a)-(d) is satisfied in all respects and certified resolutions of the respective Boards of Directors of Seller and COREStaff, and, if deemed necessary by Seller, its shareholder, to the effect of Section 4.9;

     (f) the Purchaser shall have received all other authorizations, consents, and approvals of governments and governmental agencies set forth in this Agreement;

     (g) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be in the form and substance as required by this Agreement; and

     (h) The Purchaser shall have received from Seller documents necessary to change Seller's name to "TAI Co." and to terminate Seller's filings in California, Colorado and Arizona regarding the use of assumed, fictitious or tradenames relating to the Business, and a check to cover the filing fees for the same.

     The Purchaser may waive any condition specified in this Section 7 if it executes a writing so stating at or prior to the Closing.

     7.2 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

     (a) the representations and warranties set forth in Section 5 above shall be true and correct in all material respects at and as of the Closing Date;

     (b) the Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

     (c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect); and

     (d) the Purchaser shall have delivered to Seller a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 7.2(a)-(c) is satisfied in all respects.

     The Seller may waive any condition specified in this Section 7 if it executes a writing so stating at or prior to the Closing.

     8. TERMINATION.

     8.1 Termination of Agreement. Certain of the parties may terminate this Agreement as provided below:

     (a) the Purchaser and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

     (b) the Purchaser may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event the Seller is in breach;

     (c) the Purchaser may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Closing shall not have occurred on or before January 29, 1997 by reason of the failure of any condition precedent under Section 7 hereof (unless the failure results primarily from the Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement); or

     (d) the Seller may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing if the Closing shall not have occurred on or before January 29, 1997 by reason of the failure of any condition precedent under Section 7 hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

     8.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 8.1 above, all obligations other than obligations regarding confidentiality of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach of this Agreement).

     9. SURVIVAL OF INDEMNIFICATIONS, GUARANTEES, REPRESENTATIONS AND WARRANTIES OF SELLER. Except as otherwise provided in Sections 3.4(b), 3.5, 11, 13, 14.1 and 15, all indemnifications, guarantees, covenants, agreements, representations and warranties made by Seller hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing for a period of one (1) year from the Closing Date.

     10. SPECIAL CLOSING AND POST-CLOSING COVENANTS AND ADJUSTMENTS.

     At Closing, in addition to the Purchase Price, the Purchaser shall remit to Seller by wire transfer the amount of $500,000.00. One business day following the Closing, the Purchaser shall also remit to Seller by wire transfer $16,995.58, which represents the difference between (A) the sum of $816,606.99, which represents the combined cash balance of CTOC and PHP as of December 31, 1996, (ii) cash collections received through January 30, 1997 on the accounts receivable and work-in-progress of CTOC and PHP as of December 31, 1996, as set forth on Schedule 10(a), which accounts receivable and work-in-progress were excluded from the Assets sold to Purchaser and were retained by the Seller, and
(iii) $30,073.44 representing the prepaid expenses of CTOC and PHP that are being sold to the Purchaser as set forth on Schedule 10(b) and (B) the sum of $500,000.00, and the book cash balance of Seller's bank accounts at Closing.

     To the extent Purchaser receives any funds or other assets in payment of receivables or work-in-progress, or in connection with any other Assets not being sold to Purchaser hereto, Purchaser shall immediately deliver such funds and assets to Seller, or in any event within five (5) days after collection of such funds or assets, and take all steps necessary to vest title to such funds and assets in Seller. Purchaser agrees to use all commercially reasonable practices to collect the accounts receivable and work-in-progress which are Excluded Assets (the "Seller's Accounts"); provided, however, that Purchaser shall not be obligated to hire or engage attorneys, collection agencies or other third parties unless specifically requested by Seller in writing and provided that Seller agrees to pay the costs and expenses of such third parties. Purchaser shall provide Seller with a weekly accounting of Seller's Accounts until Seller has been paid in full. At any time after Closing and from time to time, Seller shall have the right to audit any activity relative to Seller's Accounts. At any time the Seller may assume the collection responsibility of any of Seller's Accounts.

     11. INDEMNITIES BY SELLER

     11.1 Indemnities by Seller. COREStaff and the Seller (collectively, the "Indemnifying Parties") shall, and hereby do jointly and severally indemnify, hold harmless and defend Purchaser, its Affiliates and their officers, directors, shareholders, employees, agents, representatives and consultants (collectively, the "Indemnified Parties") at all times from and after the date of this Agreement, from and against any and all penalties, demands, damages, punitive damages, losses, loss of profits, liabilities, suits, costs, costs of any settlement or judgment, claims of any and every kind whatsoever, refund obligations (including, without limitation, interest and penalties thereon), remediation costs and expenses (including, without limitation, reasonable attorneys' fees), of or to any of the Indemnified Parties ("Damages"), which may now or in the future be paid, incurred or suffered by or asserted against the Indemnified Parties by any Person resulting or arising from or incurred in connection with any one or more of the following (provided that this Section 11 shall not apply to any items that have been expressly assumed by Purchaser under this Agreement):

     (a) any liability or claim for liability (whether in contract, in tort or otherwise, and whether or not successful) related in any way to the Assets or the Business to the extent such liability arises in connection with any action, omission or event occurring on or prior to the Closing Date;

     (b) any liability or claim for liability (whether in contract, in tort or otherwise, and whether or not successful) related to the Taxes of Seller;

     (c) any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of the Seller under this Agreement or from any misrepresentation in or omission from any list, schedule, certificate or other instrument furnished or to be furnished to Purchaser pursuant to the terms of this Agreement;

     (d) any liability or claim for liability against Purchaser or any of the Assets to the extent such liability or claim for liability arises in connection with the failure of Purchaser and Seller to comply with any applicable bulk transfer law; and

     (e) all actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including costs of court and reasonable attorneys' fees) incident to any of the foregoing.

     11.2 Limitation of Certain Liability. To the extent the Indemnified Parties incur or suffer Damages for any matter for which COREStaff and/or the Seller are obligated to indemnify, hold harmless and defend Purchaser under Section 11.1(c) above, Seller and/or COREStaff shall not be liable for any such Damages (i) until Purchaser has suffered aggregate losses by reason of all such misrepresentations, breaches of warranty and/or non-fulfillments of covenants or agreements on the part of Seller and/or COREStaff in excess of a $40,000 deductible (at which point Seller and/or COREStaff will be obligated to indemnify Purchaser from and against all such aggregate losses in excess of such $40,000 deductible), and (ii) in excess of $1,000,000; provided, however, that the limitations set forth in (i) and (ii) above specifically shall not apply to Damages resulting from or attributable to intentional fraud by Seller or COREStaff. Purchaser shall not be entitled to any indemnity hereunder to the extent Purchaser has actual knowledge prior to the Closing of a material fact which would permit indemnification under this Agreement.

     11.3 Notice. Each party exercising its right to be indemnified under this Agreement, shall give the other party or parties notice in writing as soon as practicable of any claim made for which indemnity will or could be sought under this Agreement; provided, however, that no delay on the part of a party entitled to indemnification hereunder in notifying the party responsible for indemnification shall relieve such party from any obligation hereunder unless and to the extent such party is prejudiced thereby.

     11.4 Costs. No material costs, charges or expenses for which indemnity shall be sought hereunder shall be incurred without Seller's consent, which consent shall not be unreasonably withheld.

     11.5 Subrogation. In the event of payment under this Agreement, Seller shall be subrogated to the extent of such payment to all of Purchaser's rights of recovery, shall execute all papers required and shall do everything that may be necessary or appropriate to enable Seller effectively to bring suit to enforce such rights.

     11.6 Enforcement. If a claim under this Agreement is not paid by Seller within ninety (90) days after a written claim has been received by Seller, Purchaser may at any time thereafter proceed against Seller to recover the unpaid amount of the claim, and if successful in whole or in part, Purchaser also shall be entitled to be paid the expense of prosecuting such claim.

     11.7 Liabilities and Obligations. Except as set forth in Section 3.2 of this Agreement, Purchaser shall and hereby does indemnify and hold harmless COREStaff and the Seller from and against any and all liabilities, obligations, losses, claims, damages, costs and expenses (including court costs and reasonable attorneys' fees) related to or arising from (i) the Assumed Liabilities and Obligations, (ii) the operation of the Business and/or ownership of the Assets after the Closing Date, and/or (iii) a breach of its representations and warranties contained in Section 5 of this Agreement.

     12. LEASE AGREEMENT. Purchaser and Seller shall use commercially reasonable efforts to negotiate, execute and deliver assignment agreements containing commercially reasonable terms and provisions with third-party lessors for the office space currently used by Seller in connection with the operation of the Business. In the event assignments of leases cannot be obtained from Seller's third party lessors, Purchaser shall guarantee the timely performance under any sublease agreements entered into between Seller and Purchaser.

     13. NON-COMPETITION AGREEMENT. As an inducement for Purchaser to enter into this Agreement and in return for the payment of $50,000 as provided by Section 3.1(a), Seller and COREStaff hereby agree to the provisions of this Section 13. For a period commencing on the date hereof through January 1, 1999 (the "Non-Compete Period"), neither Seller, COREStaff nor any Affiliate of COREStaff, shall (i) within a seventy-five (75) mile radius of any existing office of Seller as of the Closing, compete directly or indirectly with any business engaged in by Purchaser in the States of California and/or Colorado to the extent it is similar to any business engaged in by the Seller as of the date hereof, (ii) solicit directly or indirectly any of the Accounts (as hereinafter defined) of Seller or of Purchaser in the States of California and/or Colorado, or (iii) be employed by or otherwise render services to, or own any interest in, any Person that directly or indirectly (a) competes with any business engaged in by Purchaser in the States of California and/or Colorado within a seventy-five
(75) mile radius of any existing office of Seller as of the Closing, to the extent it is similar to any business engaged in by Seller as of the date hereof, or (b) solicits directly or indirectly any of the Accounts of Seller or of Purchaser in the States of California and/or Colorado. For purposes of this
Section 13, the term "Accounts" shall mean any Person located in the States of California and/or Colorado for which Seller has performed services or Purchaser in the States of California and/or Colorado does perform services during the period beginning two (2) years prior to the date hereof and ending on the first anniversary of the Closing Date. Each of COREStaff and Seller agrees that the limitations set forth herein on the rights of it to compete with Purchaser are reasonable and necessary for the protection of the Purchaser. In this regard, Seller specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on its activities specified herein, are reasonable and necessary for the protection of the Purchaser. Each of COREStaff and Seller further recognizes and agrees that violation of any of the agreements contained in this Section 13 will cause irreparable damage or injury to Purchaser, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, Purchaser and its Affiliates shall be entitled to an injunction, without the necessity of posting a bond, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies Purchaser and its Affiliates may have against Seller, including, but not limited to, the recovery of damages. Further, it is agreed by COREStaff and Seller that in the event the provisions of this Agreement should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations permitted. Notwithstanding anything contained in this Section 13, in the event COREStaff is acquired by an independent party, or merged into or with an entity not previously owned by COREStaff, the Non-Compete Period shall expire on January 1, 1998 and the provisions contained in this Section 13 shall be of no further force or effect after such date.

     14. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

     14.1 Each of COREStaff and Seller recognizes and acknowledges that it has and will have access to certain confidential information that is included in the Assets (including, but not limited to, list of customers, and costs and financial information) that after the consummation of the transactions contemplated hereby will be valuable, special and unique property of Purchaser. Each of COREStaff and Seller agrees that it will not disclose, and it will use its best efforts to prevent disclosure by any other Person of, any such confidential information to any Person, except to authorized representatives of Purchaser. Each of COREStaff and Seller recognizes and agrees that violation of any of the agreements contained in this Section 14 will cause irreparable damage or injury to Purchaser, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, Purchaser shall be entitled to an injunction, without the necessity of posting bond therefor, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies Purchaser may have against COREStaff and Seller.

     14.2 Records. The Purchaser recognizes and agrees that the Seller will need access, from time to time, after the Closing Date, to certain accounting and tax records and information held by the Purchaser to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Purchaser agrees to properly retain and maintain such records for a period of six (6) years following the Closing and to allow the Seller and its agents and representatives at times and dates mutually acceptable to the Purchaser and the Seller, to inspect, review and make copies of such records as the other party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the Seller's expense.

     15. ASSIGNMENT OF CONTRACTS. Notwithstanding any other provision of this Agreement, nothing in this Agreement or any related document shall be construed as an attempt to assign (i) any contract which, as a matter of law or by its terms, is nonassignable without the consent of the other parties thereto unless such consent has been given, or (ii) any contract or claims as to which all of the remedies for the enforcement thereof enjoyed by Seller would not, as a matter of law or by its terms, pass to Purchaser as an incident of the transfers and assignments to be made under this Agreement. In order, however, that the full value of every contract and claim of the character described in clauses (i) and (ii) above and all claims and demands on such contracts may be realized for the benefit of Purchaser, Seller or COREStaff, at the request and expense and under the direction of Purchaser, shall take all such action and do or cause to be done all such things as will, in the opinion of Purchaser, be necessary or proper in order that the obligations of Seller under such contracts may be performed in such manner that the value of such contract will be preserved and will inure to the benefit of Purchaser, and for, and to facilitate, the collection of the monies due and payable and to become due and payable thereunder to Purchaser in and under every such contract and claim. Seller and COREStaff shall promptly pay over to Purchaser all moneys collected by or paid to it in respect of every such contract, claim or demand. Nothing in this
Section 15 shall relieve Seller and COREStaff of its obligations to obtain any consents required for the transfer of the Assets and all rights thereunder to Purchaser, or shall relieve Seller and COREStaff from any liability to Purchaser for failure to obtain such consents.

     16. EXPENSES. Whether or not the transactions contemplated hereby are consummated, Seller will pay all of its costs and expenses and Purchaser will pay all of its costs and expenses, incurred in connection with the preparation of and execution of this Agreement and the consummation of the transactions contemplated hereby.

     17. FURTHER ACTIONS. From time to time, at the request of any party hereto, the other parties hereto shall execute and deliver such instruments and take such action as may be reasonably requested to evidence the transactions contemplated hereby.

     18. NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by prepaid telex or telegram or by facsimile or other similar instantaneous electronic transmission device or mailing first class, postage prepaid, certified United States mail, return receipt requested, as follows:

     (a) If to Purchaser, at:

                     International Nursing Services, Inc.
                     360 South Garfield Street, Suite 400
                     Denver, Colorado 80209
                     Attention: Mr. John P. Yeros
                     Telephone: 303/393-7575
                     Facsimile:

         With a copy to:

                    LeBouef, Lamb, Greene & MacRae
                    633 17th Street, Suite 2800
                    Denver, Colorado  80202
                    Attention:  Thomas J. Moore, Esq.
                                Steven E. Segal, Esq.
                                Telephone: 303/291-2600
                                Facsimile: 303/297-0422


(b)      If to Seller, at:

                    Colorado Therapists On Call, Inc.
                    Professional HealthCare Providers, Inc.
                    4400 Post Oak Parkway, Suite 1130
                    Houston, Texas  77027-3413
                    Attention:  Peter T. Dameris, Esq.
                                Telephone: 713/961-3633
                                Facsimile: 713/627-1059

(c)      If to COREStaff, at:

                    COREStaff, Inc.
                    4400 Post Oak Parkway, Suite 1130
                    Houston, Texas  77027-3413
                    Attention:  Peter T. Dameris, Esq.
                                Telephone: 713/961-3633
                                Facsimile: 713/627-1059

provided that any party may change its address for notice by giving to the other party written notice of such change. Any notice given under this Section 18 shall be effective (i) if delivered personally, when delivered, (ii) if sent by telex or telegram or by facsimile or other similar instantaneous electronic transmission device, twenty-four (24) hours after sending, and (iii) if mailed, forty-eight (48) hours after mailing.

     19. GENERAL PROVISIONS.

     19.1 GOVERNING LAW; INTERPRETATION; SECTION HEADINGS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, WITHOUT REGARD TO CONFLICT-OF-LAWS RULES AS APPLIED IN COLORADO. THE SECTION HEADINGS CONTAINED HEREIN ARE FOR PURPOSES OF CONVENIENCE ONLY, AND SHALL NOT BE DEEMED TO CONSTITUTE A PART OF THIS AGREEMENT OR TO AFFECT THE MEANING OR INTERPRETATION OF THIS AGREEMENT IN ANY WAY.

     19.2 Dispute Resolution. Mindful of the high cost of litigation, not only in dollars but in time and energy as well, the parties intend to and do hereby establish a quick, final and binding out of court dispute resolution procedure to be followed in the unlikely event any controversy should arise because of matters relating to the entering into this Agreement, out of or concerning the performance of this Agreement. Accordingly, the parties do hereby covenant and agree that any claim or controversy of whatsoever nature, including but not limited to the issue or arbitability, and matters relating to representations entering into the Agreement, and arising out of or relating to this Agreement, or the breach thereof, shall be settled by final and binding arbitration, if necessary, in accordance with the following dispute resolution mechanism:

     (a) Mediating Body. The matter will be first referred to Judicial Arbitration & Mediation Services, Inc. ("JAMS") for mediation in Denver, Colorado. If not then resolved by mediation within thirty (30) days of referral, it shall be resolved by binding arbitration in Denver, Colorado under the rules and jurisdiction of the American Arbitration Association ("AAA") in Denver, Colorado. In any such arbitration, the parties shall be entitled to maximum discovery rights, and the prevailing party in any such arbitration shall be entitled to recover its actual costs and fees, including reasonable attorneys' fees, from the losing party. Should AAA no longer be in operation, then such dispute shall instead be referred to binding arbitration in the Denver, Colorado office and under the rules of the JAMS.

     (b) Dispute Defined. As used herein, "dispute" shall include each and every controversy, interpretation or question regarding this Agreement including but not limited to issues of legality, enforceability or recession of this Agreement and the application of the laws, rules or regulations of any governmental entities to this Agreement.

     (c) Necessity of Mediation/Arbitration. Purchaser acknowledges that it is a material inducement to Seller to enter into this Agreement that the parties utilize the mediation/arbitration provisions contained herein for all dispute resolution.

     19.3 Severability. Should any provision of this Agreement be held unenforceable or invalid under the laws of the United States of America or the State of Colorado, or under any other applicable laws of any other jurisdiction, then the parties hereto agree that such provision shall be deemed modified for purposes of performance of this Agreement in such jurisdiction to the extent necessary to render it lawful and enforceable, or if such a modification is not possible without materially altering the intention of the parties hereto, then such provision shall be severed herefrom for purposes of performance of this Agreement in such jurisdiction. The validity of the remaining provisions of this Agreement shall not be affected by any such modification or severance, except that if any severance materially alters the intentions of the parties hereto as expressed herein (a modification being permitted only if there is no material alteration), then the parties hereto shall use their best reasonable effort to agree to appropriate equitable amendments to this Agreement in light of such severance, and if no such agreement can be reached within a reasonable time, any party hereto may initiate arbitration under the then current rules of the American Arbitration Association to determine and effect such appropriate equitable amendments.

     19.4 Entire Agreement. This Agreement (including the documents referred to herein) sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement, and no party hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

     19.5 Binding Effect. All the terms, provisions, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns.

     19.6 Assignment. This Agreement and the rights and obligations of the parties hereto shall not be assigned or delegated by any party hereto without the prior written consent of the other parties hereto.

     19.7 Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms, provisions, representations, warranties, covenants or conditions hereof may be waived, only by a written instrument executed by all parties hereto, or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition contained in this Agreement, or of the breach of any term, provisions, representation, warranty or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, provision, representation, warranty or covenant.

     19.8 Gender; Numbers. All references in this Agreement to the masculine, feminine or neuter genders shall, where appropriate, be deemed to include all other genders. All plurals used in this Agreement shall, where appropriate, be deemed to be singular, and vice versa.

     19.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as signatories.

     19.10 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                         "PURCHASER"

                                         INTERNATIONAL NURSING SERVICES, INC.

                                         By:     /s/ John P. Yeros
                                         Name:   John P. Yeros
                                         Title:  President


                                         "SELLER"

                                         COLORADO THERAPISTS ON CALL, INC.

                                         By:     /s/ Edward Pierce
                                         Name:   Edward Pierce
                                         Title:  Sr. Vice President


                                         PROFESSIONAL HEALTHCARE PROVIDERS, INC.

                                         By:     /s/ Edward Pierce

                                         Name:   Edward Pierce
                                         Title:  Sr. Vice President


     SIGNING SOLELY TO EVIDENCE ITS OBLIGATIONS SET FORTH IN SECTIONS 3.4(b), 3.5, 11.1, 11.2, 13, 14.1, and 15, AND THE REPRESENTATIONS SET FORTH IN SECTION 4.9:

                                         "CORESTAFF"

                                         CORESTAFF, INC.

                                         By:     /s/ Edward Pierce
                                         Name:   Edward Pierce
                                         Title:  Sr. Vice President